Exhibit 10.14
SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (“Agreement”) dated November 5, 2020 is between American Water Works Service Company, Inc. (“American Water” or the “Company”) and Brian James Chin (“Executive”).
WHEREAS, Executive’s employment with the Company will end as of the close of business on November 5, 2020, subject to the terms of this Agreement (“Separation Date”);

WHEREAS, Executive and American Water have agreed to resolve all claims and potential claims which have been, or could have been, brought by Executive against American Water arising out of Executive’s employment with American Water to date;

WHEREAS, Executive and American Water desire to document the terms of their agreement, with the parties agreeing that neither party admits wrongdoing, fault, or liability whatsoever, and that nothing herein shall be construed or interpreted as an admission of any wrongdoing, fault or liability of either party; and

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.Severance Benefits. In return for the execution and non-revocation of the Agreement and the full performance by Executive of Executive’s obligations described in this Agreement, American Water agrees to provide Executive with the following compensation and benefits (“Severance Benefits”):
a.Severance. American Water shall pay to Executive a lump-sum severance of $367,709.00. The Severance Payment will be subject to all regular lawful withholdings and deductions.
b.APP Bonus. Executive will be eligible to receive a prorated FY 2020 APP bonus. If a bonus is paid, pursuant to the Company’s financial performance and departmental goals, Executive will receive the prorated bonus on the same date as current active employees, usually within the first three (3) months in the year following the execution of this Agreement.
c.Group Health Insurance. If Executive participates in American Water’s group health care plan on Executive’s Separation Date and Employee timely elects continuing coverage through the federal Consolidated Omnibus Budget Reconciliation Act (“COBRA”), American Water shall pay both employee and employer portions of the costs associated with maintaining this coverage through COBRA for four (4) months. This four-month period will be retroactive to December 1, 2020. Thereafter, Executive and any eligible dependents will be entitled to continue health care coverage at Executive’s sole expense for the

Severance Agreement and General Release
Between American Water And Brian James Chin
remaining balance of the COBRA coverage period. Executive’s right to COBRA health care continuation will be set forth in a separate letter.
d.Employee Assistance Program. American Water will provide Executive six (6) months of continued access to the American Water Executive Assistance Program (“EAP”) for Executive.
e.Outplacement Services. American Water will provide Executive with twelve (12) months of outplacement services through a designated provider arranged by American Water to assist Executive in obtaining other employment.
2.Accrued Benefits. In addition to the amounts provided under Paragraph 1 of this Agreement, following the Separation Date, Executive will be entitled to receive all (i) accrued, but unpaid, base salary earned by, but not paid to, Executive prior to the Separation Date, which will be paid to Executive on the first payroll date that follows the Separation Date, subject to any deferral agreement Executive previously entered into with the Company with respect to such base salary; (ii) any accrued, but unused, vacation as of the Separation Date, which will be paid to Executive on the first Company payroll date that follows the Separation Date; and (iii) any accrued or owing, but not yet paid, vested benefits under the Company’s 401(k) plan, pension plan, nonqualified deferred compensation plan, and post-employment retirement plan and any other plan in which Executive participated, which will be paid to Executive at the times provided under such plans. Any stock options, restricted stock units and performance stock unit grants that were granted to Executive under the Equity Plan that are outstanding and vested as of the Separation Date will be subject to the terms and conditions of the respective grant agreements covering such grants. Executive understands and acknowledges that he shall not have any further rights with respect to equity grants under the Equity Plan except for any rights that vested prior to the Separation Date.
3.Conditions of Receipt and Timing. Executive shall not be entitled to receive the Severance Benefits until (i) Executive signs this Agreement, (ii) the seven (7)-day Revocation Period referenced in Section 9(g) below expires without Executive having exercised Executive’s right of revocation, and (iii) all Company property has been returned in accordance with Section 5(d) below. Provided that this Agreement is signed, and is not revoked, the Severance Payment will be made to Executive within sixty (60) days of the Separation Date. If a payment that is conditioned on signing this Agreement could be paid in more than one taxable year, the payment will be made in the later taxable year.

4.Confidentiality; Non-Disclosure; Return of Property, Disparaging Statements, References, Unemployment Compensation and Taxes.

a.Confidentiality. Executive understands and agrees that the terms and contents of this Agreement shall remain confidential by Executive or Executive’s agents and representatives and shall not be disclosed, with the exception of: (1) members of

Severance Agreement and General Release
Between American Water And Brian James Chin
Executive’s immediate family, Executive’s attorneys, accountants, tax or financial advisors, each of who shall be informed of this confidentiality obligation and shall agree to be bound by its terms; (2) to the Internal Revenue Service or state or local taxing authority; (3) as is expressly required or protected by law; (4) American Water press release or filing with the Securities and Exchange Commission; or any disclosures made by the Executive to pursuant to the whistleblower provisions in the Exchange Act (15 U.S.C. § 78u-6) and the Sarbanes Oxley Act of 2002 (18 U.S.C. § 1514A); and/or (5) in any action to challenge or enforce the terms of this Agreement, provided that such disclosure by an appropriate confidentiality order to the maximum extent permitted by applicable authority.
b.Non-Solicitation, Non-Disclosure of Confidential Information and Intellectual Property. Employee acknowledges that the confidentiality and non-solicitation provisions contained in the Non-Compete, Non-Solicitation and Non-Disclosure Agreement, executed on June 20, 2017, are incorporated by reference into this Agreement and that the terms and conditions remain in full force and effect.

c.Notice of Immunity for Confidential Disclosure of a Trade Secret to an Attorney, the Government or in a Court Filing. Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances. Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions:
•Where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or
•Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. 18 U.S.C. § 1833(b)(1).
Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order. 18 U.S.C. § 1833(b)(2).
d.Return of Property. Executive shall immediately return to American Water (and shall not retain any copies of) any and all property of the Company in Executive’s possession, including (without limitation) all papers, documents, business plans, project pipeline information, correspondence, office pass, keys, telephones,

Severance Agreement and General Release
Between American Water And Brian James Chin
blackberry or other personal devices, credit cards, electronic or digitally stored information, and computer equipment.
e.Disparaging Statements. Executive agrees not to make any negative or disparaging written (to include online or other written statements) or oral statements concerning the name, business reputation, business practices, products, services, officers, directors, employees and former employees of American Water or Releasees (as defined in Section 6(a) below). Nothing in this Agreement shall preclude Executive from communicating or testifying truthfully (i) to the extent required or protected by law, (ii) to any federal, state, or local governmental agency, (iii) in response to a subpoena to testify issued by a court of competent jurisdiction, or (iv) in any action to challenge or enforce the terms of this Agreement. Executive understands that this is a material provision of this Agreement.

f.Unemployment Compensation. American Water agrees not to oppose Executive’s application for unemployment compensation benefits, if any. American Water shall, however, respond as necessary to any inquiries from any governmental agencies with respect to Executive’s unemployment compensation claim.

g.References. Executive agrees that all requests for references from prospective employers will be directed solely to the attention of Melanie Kennedy, Senior Vice President, Human Resources, American Water Works Service Company, Inc., 1 Water Street, Camden, NJ 08102, Melanie.Kennedy@amwater.com. Upon any request for a reference, Ms. Kennedy will confirm solely Executive’s dates of employment with American Water, positions Executive held with American Water, and Executive’s last salary earned with American Water.

h.Taxes. As required by law, the Company will issue the appropriate IRS Form(s) at the appropriate time. Any payments provided for herein shall be reduced by any amounts required to be withheld by the Company from time to time under applicable federal, state or local income or employment tax laws or similar statutes or other provisions of law then in effect. Executive agrees that (i) Executive shall be solely responsible for all taxes, including, but not limited to, income and excise taxes, imposed on Executive because of amounts paid to Executive by the Company under this Agreement; (ii) Executive shall not seek reimbursement from the Company for such taxes; and (iii) Executive agrees to and does hereby indemnify and hold the Company harmless against any and all tax liability, interest, and/or penalties caused as a result of any action or inaction by Executive.

5.General Release of Legal Claims.

a.Executive, on behalf of Executive, and Executive’s heirs, executors, administrators, and/or assigns, does hereby releases and forever discharges

Severance Agreement and General Release
Between American Water And Brian James Chin
American Water, together with its parents, subsidiaries, affiliates, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, partners, employees, shareholders, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, insurers, and reinsurers of such plans) past, present and future, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively, the “Releasees”), of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which Executive ever had, now has or which Executive’s executors administrators, or assigns hereafter may have from the beginning of time to the date Executive executes this Agreement, and including, without limitation, any claims arising from or relating to Executive’s employment relationship with American Water, and the termination of such relationship, including, without limitation, any claims arising under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Americans with Disabilities Act (“ADA”), the Executive Retirement Income Security Act (“ERISA”), the Family and Medical Leave Act (“FMLA”), the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the New Jersey Law Against Discrimination (“NJLAD”), the Conscientious Employee Protection Act (“CEPA”), the New Jersey Family Leave Act, the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act, the Diane B. Allen Pay Equity Act, the New Jersey Earned Sick Leave Law, the New Jersey Equal Pay Act, the New Jersey Wage and Hour Law, the New Jersey Wage Payment Act, the New Jersey Constitution, the common law of the State of New Jersey, and any and all other federal, state, or local constitutional, statutory, regulatory, or common law causes of action now or hereafter recognized, and any claims for attorneys’ fees and costs. Nothing in this Agreement shall waive rights or claims that arise after the date that Executive executes this Agreement.

b.Notwithstanding the broad scope of Section 6(a), this Agreement is not intended to bar any claims that, as a matter of applicable law, whether by statute or otherwise, cannot be waived, such as claims for workers’ compensation benefits, unemployment insurance benefits, and any claims that arise after the date that the Executive executes this Agreement. Nothing in this Agreement is intended to interfere with, prevent or prohibit Executive from filing a claim with a federal, state or local government agency that is responsible for enforcing a law on behalf of the government, such as the Equal Employment Opportunity Commission (“EEOC”) (including a challenge to the validity of this Agreement), Department of Labor (“DOL”), Securities and Exchange Commission (“SEC”) or National Labor Relations Board (“NLRB”). Nor should anything in this Agreement be read to deter or prevent Executive from cooperating with or providing information to such a governmental agency during the course of its investigation or during litigation. However, Executive understands and agrees that, that except for claims brought pursuant to the SEC’s Whistleblower Program (15 U.S.C. § 78u-6 and 18

Severance Agreement and General Release
Between American Water And Brian James Chin
U.S.C. § 1514A), Executive may not recover any monetary benefit or individualized relief as a result of any such claim brought on Executive’s behalf.

6.Cooperation. Executive agrees that Executive shall cooperate with the Company in the defense of any claim currently pending or hereinafter pursued against the Company without the payment of any additional compensation other than as set forth in this Agreement. Such cooperation encompasses Executive’s assistance with matters preliminary to the instigation of any legal proceeding and assistance during and throughout any litigation or legal proceeding, including, but not limited to, participating in any fact-finding or investigation, speaking with the Company’s attorneys, preparing for (with the Company’s attorneys) and testifying at depositions, testifying at hearings or at trial, and assisting with any post-litigation matter or appeal. Upon receipt of appropriate supporting documentation, American Water shall reimburse Executive for all of Executive’s approved and reasonable costs and expenses incurred in connection with such cooperation. In the case of legal proceedings involving American Water, to the extent permissible by law, Executive will notify, in writing, the individual then holding the office of General Counsel, American Water Works Service Company, Inc., 1 Water Street, Camden, NJ 08102, of any subpoena or other similar notice to give testimony or provide documentation within two (2) business days of receipt of the same and prior to providing any response thereto. Nothing in this Agreement shall preclude Executive from participating in and fully cooperating with any governmental investigation and nothing herein shall be construed as suggesting or implying in any way that Employee should ever testify untruthfully.
7.Business Expenses and Compensation. Executive acknowledges and agrees that (i) should the Executive execute this Agreement, the amounts set forth in Sections 1 and 2 are in complete satisfaction of any and all compensation and benefits due to Executive from the Company, and that no further severance, compensation, benefits or other amounts are owed or will be paid to Executive by the Company, (ii) Executive has been reimbursed by American Water for all business expenses incurred in conjunction with the performance of Executive’s employment and that no other reimbursements are owed to Executive, and (iii) Executive has not suffered any on-the-job injury for which the Executive has not already filed a claim.
8.Acknowledgements. Executive hereby certifies and acknowledges that:
a.Executive has read the terms of this Agreement and that Executive understands its terms and effects, including the fact that Executive has agreed to REMISE, RELEASE, AND FOREVER DISCHARGE Releasees from all claims set forth in Section 6(a);
b.Executive is receiving consideration which is in addition to anything of value to which Executive otherwise would have been entitled had Executive not executed this Agreement;

Severance Agreement and General Release
Between American Water And Brian James Chin
c.Executive enters into this Agreement knowingly and voluntarily without any coercion on the part of any person or entity;
d.Executive was given adequate time to consider all implications and to freely and fully consult with and seek the advice of whomever Executive deemed appropriate;
e.Executive was advised in writing, by way of this Agreement, to consult an attorney before signing this Agreement;
f.Executive has been given twenty-one (21) calendar days within which to consider this Agreement before signing it (“Consideration Period”) and, in the event that Executive signs this Agreement and returns it back to the Company in accordance with the Notice provision below during this Consideration Period, said signing constitutes a knowing and voluntary waiver of this Consideration Period. Employee further understands and agrees that any changes to this Agreement, whether material or immaterial, do not restart the Consideration Period;
g.Executive shall have the right to revoke this Agreement within seven (7) calendar days after signing it (the “Revocation Period”). If the seventh day is a weekend or national holiday, Executive has until the next business day to revoke. If Executive elects to revoke this Agreement, Executive shall notify Melanie Kennedy, Senior Vice President, Human Resources, American Water Works Service Company, Inc., 1 Water Street, Camden, NJ 08102, Melanie.Kennedy@amwater.com in writing of Executive’s revocation. Unless revoked within this period, this Agreement will become irrevocable on the eighth day after it is signed; and
h.Executive does not waive rights or claims that may arise after the date this Agreement is executed.
9.General Terms.

a.    Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, two (2) business days after the date when sent to the recipient by reputable express courier service (charges prepaid) or four (4) business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Executive and to the Company at the addresses set forth below:
If to Executive:
Brian James Chin
23 Jamieson Way

Severance Agreement and General Release
Between American Water And Brian James Chin
Hillsborough, NJ 08844

If to Company:
Michael Sgro
Office of the General Counsel
American Water Works Service Company, Inc.
1 Water Street
Camden, NJ 08102

or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

b.    Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding concerning Executive’s employment and termination thereof, and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all prior agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof.
c.    Modification. This Agreement can be modified only by a writing signed by both Executive and a duly authorized agent of the Company.
d.     Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the Company and Executive.
e.    Interpretation of Agreement. If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.
f.    Choice of Law and Forum. This Agreement shall be governed by the substantive law of the state of New Jersey without regard to its conflict of law rules. The Company and Executive consent to the exclusive jurisdiction of the courts of New Jersey to adjudicate any and all disputes arising between them and hereby waive any and all objections based on alleged lack of personal jurisdiction.
g.    Counterparts and Electronic Signatures. This Agreement may be executed in counterpart, and may be executed by way of facsimile or electronic signature, and if so, shall be considered an original.

Severance Agreement and General Release
Between American Water And Brian James Chin
The Company and Executive have carefully read and understand all of the provisions of this Agreement. They enter into this Agreement freely, knowingly, and voluntarily. In entering into this Agreement neither the Company nor Executive is relying upon any representations or promises not expressly set forth in this Agreement. Intending to be legally bound to this Agreement, the Company’s representative and Executive sign their names below.

/s/ Melanie Kennedy Melanie Kennedy Senior Vice President, Human Resources American Water Works Service Company, Inc.	/s/ Brian James Chin Brian James Chin
Dated: November 11, 2020	Dated: November 5, 2020